Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 17, 2019, is entered into by and among Wellfount, Corporation, a Delaware corporation (“Seller”), Rubicon DTP LLC, a Delaware limited liability company (“Buyer”) and, for the purposes of Section 2.5, Section 5.1 and Article VI only, Rubicon Technology, Inc., a Delaware corporation (“Rubicon”).

RECITALS

WHEREAS, Seller, under the assumed name Wellfount Pharmacy, is engaged in the business of directly sending packaged medicine in boxes for patient use and appropriate compliance (the “Business”);

WHEREAS, Rubicon is the sole member of Buyer; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein), in each case related to the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified or referred to in Exhibit A to this Agreement.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible of Seller wherever located used or held for use by Seller in or for the operation of the Business which are listed on Schedule 2.1, including but not limited to the inventory related to the Business and the contracts (“Assigned Contracts”) described thereon (collectively, the “Purchased Assets”).

2.2 Excluded Assets. Notwithstanding the foregoing, Seller shall not be obligated to sell, and Buyer shall not be obligated to purchase or acquire from Seller, any assets of Seller other than the Purchased Assets (collectively, the “Excluded Assets”).

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due only those Liabilities and obligations of the Business arising after the Closing and related to the Purchased Assets as set forth on Schedule 2.3, but only to the extent that such Liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Other than the Assumed Liabilities expressly assumed pursuant to Section 2.3, Buyer shall not assume, or in any way be liable for, any Liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, and such Liabilities or obligations shall be retained by Seller (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, without limitation, the following:

(i) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, brokers, investment bankers, finders, advisers and others;

(ii) any Liabilities relating to or arising out of the Excluded Assets;

(iii) any Indebtedness of the Seller;

(iv) any Liabilities of Seller for any present or former employees, independent contractors or consultants of Seller, including, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments or with respect to any Employee Benefit Plan;

(v) any Liabilities for trade or accounts payable of Seller with respect to the Business;

(vi) any Liabilities for any and all Taxes attributable to the ownership or operation of the Purchased Assets or the Business prior to the Closing (with, for this purpose, Taxes for the period in which the Closing Date occurs that relate to the period ending on the Closing Date shall be considered to be (x) in the case of Taxes imposed on a transactional basis or based upon income, receipts or similar items, the amount of such Taxes as determined based on an interim closing of the books on the Closing Date and (y) in the case of other Taxes, the amount of such taxes for the entire Tax period in which the Closing Date occurs, multiplied by a fraction, the numerator of which is the number of days in the portion of such tax period ending on the Closing Date and the denominator of which is the total number of days in such Tax period);

(vii) any Liabilities for legal proceedings against the Seller or any of its Affiliates or arising out of or relating to any pre-Closing period, the pre-Closing operation of the Business or the pre-Closing ownership, operation or use of any of the Purchased Assets;

(viii) any Liabilities of the Seller arising prior to the Closing under the Assigned Contracts, and any and all Liabilities relating to any breach, act or omission by the Seller prior to the Closing under any Assigned Contract; and

(ix) any Liabilities arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation by the Seller or the Business of or non-compliance by the Seller or the Business with any Law or any Permit.

2.5 Purchase Price. The aggregate purchase price for the Purchased Assets shall be determined as follows (collectively, the “Purchase Price”):

(a)	The amount set forth on Schedule 2.1 less the Lease Payment, which shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller on the Closing Statement; PLUS

(b)	If, for the time period between the Closing Date and December 31, 2019 (the “First Earn Out Period”), Total Revenue is equal to or greater than $4,185,000, an amount equal to $500,000, paid in immediately available funds within 60 Business Days of the end of the First Earn Out Period; PLUS

(c)	If, for the 12-month period beginning January 1, 2020, and ending December 31, 2020 (the “Second Earn Out Period”), Total Revenue is equal to or greater than $7,500,000, then an amount equal to $500,000, paid in immediately available funds within 60 Business Days of the end of the Second Earn Out Period; PLUS

(d)	If the Business is sold for greater than $12,000,000 on or before the three-year anniversary of the Closing Date, an amount equal to one of the following:

(i)	If the aggregate consideration paid for the Business is greater than $12,000,000 but equal to or less than $30,000,000, then $1,500,000 paid to Seller in immediately available funds at the closing of such transaction; OR

(ii)	If the aggregate consideration paid for the Business is greater than $30,000,000 but equal to or less than $60,000,000, then $2,000,000 paid to Seller in immediately available funds at the closing of such transaction; OR

(iii)	If the aggregate consideration paid for the Business is greater than $60,000,000 but less than $100,000,000, then $3,000,000 paid to Seller in immediately available funds at the closing of such transaction; OR

(iv)	If the total consideration paid for the Business is greater than or equal to $100,000,000, then $4,500,000 paid to Seller in immediately available funds at the closing of such transaction.

All amounts paid or required to be paid by Buyer to Seller pursuant to this Section 2.5 shall be paid by wire transfer to the account listed below. Upon receipt of the payments set forth in Section 2.5(a), Seller shall subsequently pay all of such amounts to pay down the outstanding Cardinal Liens:

TO:	SIL VLY BK SJ
3003 Tasman Drive, Santa Clara, CA 95054
ROUTING & TRANSIT #:	121140399
FOR CREDIT OF:	Wellfount Corporation
ADDRESS:	5751 W. 73rd St.
Indianapolis, IN 46278
CREDIT ACCOUNT #:	3301501594
BY ORDER OF:	Rubicon DTP, LLC

Notwithstanding the obligations of Buyer and Rubicon that are set forth in Sections 2.5(b), (c) and (d), Buyer and Rubicon shall not be required to continue to operate the Business for any amount of time following the Closing Date, and Buyer shall have the ability to cease operation of the Business at any time that it deems reasonable, in its sole discretion; provided, however, that if Buyer decides to cease operation of the Business prior to the expiration of the Lease Agreement, then Buyer shall pay Seller the pro rata portion of the Lease Payment for the period remaining between the date Buyer ceased operations and the end of the term of the Lease Agreement. As used herein, the “Lease Agreement” means that certain Lease Agreement by and between Seller and PF Realty 2, LLC, as amended on May 11, 2011 by that certain First Lease Amendment, as further amended on May 21, 2013 by that certain Second Lease Amendment, as further amended by that certain Third Lease Amendment, as further amended as of the date hereof by that certain Assignment and Assumption of Lease and Consent of Landlord, for the leased premises located at 5751-5755 West 73rd Street, Indianapolis, IN 46278 (the “Leased Premises”), and the “Lease Payment” means $21,150, which represents one half of the rent due under the lease for the period beginning June 2019 through the end of the term of the Lease Agreement.

2.6 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Taft, Stettinius & Hollister LLP, 1 Indiana Square, Indianapolis, Indiana 46204, at 11:00 a.m. Eastern Standard Time, simultaneously with the execution and delivery of this Agreement, or at such other time, date or place as Seller and Buyer may mutually agree upon.Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(i) a general bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit B with respect to the Purchased Assets to be conveyed by Seller at the Closing (the “Bill of Sale, Assignment and Assumption Agreement”);

(ii) a certificate of an officer of Seller certifying: (A) true and complete copies of the resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and (B) copies of Seller’s organizational documents;

(iii) the Closing Statement;

(iv) the consents listed on Schedule 3.4;

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(vi) a Non-Competition Agreement, substantially in the form attached hereto as Exhibit D, executed by Eric Orme and Robert Meyer;

(vii) except for the Cardinal Liens, documents evidencing the release or termination of all Liens on the Purchased Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Liens, if any; and

(viii) an intellectual property assignment agreement (the “Intellectual Property Assignment”) in substantially the form attached hereto as Exhibit C.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the amount of the Purchase Price set forth in Section 2.5(a) of this Agreement, in the amounts and to the accounts set forth on the Closing Statement;

(ii) a counterpart to the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer; and

(iii) a counterpart to the Intellectual Property Assignment.

(c) At Closing, the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of the Purchased Assets.

2.8 Allocation of Purchase Price. Seller and Buyer shall allocate the Purchase Price among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Schedule 2.8. Buyer and Seller shall file all Tax Returns in a manner consistent with such allocation.

2.9 Withholding Tax. Buyer shall be entitled to deduct and withhold from any payment of the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of applicable Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

2.10 Third Party Consents. To the extent that Seller’s rights under any assigned Contract or any other Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller represents and warrants to Buyer that, except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the statements contained in this ARTICLE III are true and correct as of the date hereof.

3.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2 Authority of Seller. Seller has all necessary corporate power and authority to own, lease and operate its assets and properties and to carry on the Business as such Business is now being conducted. Seller has full power and authority to enter into, deliver and perform this Agreement and the other Transaction Documents to which Seller is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller. No other corporate proceedings or actions are necessary on the part of Seller to authorize (a) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, or (b) the consummation by Seller of the transactions contemplated hereby and thereby.

3.3 Enforceability. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

3.4 Consents. Except as set forth in Schedule 3.4, no notice to, report or filing with, or authorization, consent or approval of any Governmental Authority is necessary in connection with the execution, delivery or performance by the Seller of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.5 No Conflicts. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement and the other Transaction Documents by Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of Seller’s articles of incorporation or bylaws; (b) result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require on the part of the Seller any notice to or filing with, or any Permit, authorization, consent or approval of, any governmental entity; or (d) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any of the Purchased Assets is subject.

3.6 Ownership and Condition of Assets.

(a) Except as set forth on Schedule 3.6, Seller has good title to, or a valid leasehold interest in, all of the Purchased Assets. Except as set forth on Schedule 3.6, upon execution and delivery (i) by the Seller to the Buyer of the Bill of Sale, and (ii) the other instruments of conveyance referred to in Section 2.6(a), the Buyer will become the true and lawful owner of, and will receive good title to, the Purchased Assets, free and clear of any and all Liens.

(b) Except as set forth on Schedule 3.6(b), the Purchased Assets collectively constitute all of the assets, tangible and intangible, materially necessary to operate the Business as presently proposed to be conducted.

(c) Each tangible Purchased Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(d) Each asset that is being transferred to the Buyer as part of the Purchased Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner shall have been discharged in full.

3.7 Permits. Schedule 3.7 sets forth a complete and accurate list of all Permits issued to or held by the Seller or the Business. Such listed Permits are the only Permits that are required for the Seller to conduct the Business. Each such Permit is in full force and effect. The Seller is in compliance with the terms of each such Permit, and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

3.8 Office Space Lease. Seller is current in the payment of all Monthly Rental Installment payments under the Lease Agreement. Other than the Monthly Rental Installment payment, Seller does not pay any additional recurring monthly payment amounts to the Landlord, nor has Seller been notified by Landlord, nor is Seller aware, of any liability owed to the Landlord other than the Monthly Rental Installment.

3.9 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, as a material inducement to Seller to enter into and perform its obligations under this Agreement, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

4.1 Organization of Buyer. Buyer is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

4.3 No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of Buyer’s articles of incorporation or bylaws; (b) result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

ARTICLE V.
COVENANTS

5.1 Confidentiality. Rubicon, Buyer and Seller hereby (a) acknowledge and agree that, prior to the consummation of the transactions contemplated by this Agreement, each party has had access to trade secrets and other information which is confidential with respect to the other parties, whether written or oral (the “Confidential Information”), and (b) understand the necessity of keeping the Confidential Information confidential and secret. Each party shall, and shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its Representatives to, hold any and all Confidential Information of the other party in confidence, unless required to disclose such Confidential Information by judicial or administrative process or by other legal requirement. The foregoing obligations of confidentiality do not apply to Seller providing the business and financial records of Seller to its accountants or financial advisors to the extent necessary to comply with tax and other Laws. The foregoing obligations will not apply to any Confidential Information that (x) is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by a party, (y) is lawfully acquired by a party from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (z) is independently acquired or developed by a party without the use or benefit of any Confidential Information. The parties hereto agree that Rubicon has the right to disclose in a press release information relating to this transaction and to file whatever documents is required by the Securities and Exchange Commission.

5.2 Account Receivables. Following the Closing Date:

(a) if Seller or any of its Affiliates receives or collects any funds relating to any post-Closing accounts receivable of Buyer or any Purchased Asset, Seller shall, and shall cause its Affiliates, to, in good faith, use commercially reasonable efforts to remit such funds to Buyer; and

(b) if Rubicon or Buyer receives or collects any funds relating to any pre-Closing accounts receivable of Seller (including those in relation to the Purchased Assets) or any other Excluded Asset, Rubicon or Buyer, as applicable, shall, and shall cause its Affiliates, to, in good faith, use commercially reasonable efforts to remit such funds to shall remit any such funds to Seller.

5.3 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

5.4 Access to and Preservation of Records. For so long as required by applicable Law, Buyer shall continue to store all records relating to the Purchased Assets that are stored by Seller as of the Closing Date, in the same manner which such records are currently stored, that are related to the applicable record keeping requirements and regulations of Medicare, Medicaid, the FDA, the DEA and state pharmacy boards in jurisdictions in which Buyer conducts business (the “Records”). After the Closing Date, where there is legitimate purpose and provided Seller has a right under applicable Law, including patient confidentiality laws, Buyer shall provide Seller with access during normal business hours, upon prior reasonable written request specifying the need therefor and specifying Seller’s right under applicable Law to have such access to such records relating to the Purchased Assets. In each case, such access shall be limited to such records relating to the Purchased Assets the origin of which occurred prior to the Closing Date and, if permitted by applicable Law, Seller and its Representatives seeking access to such records shall have the right to make copies thereof. The foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Buyer, and with regard to such information constituting trade secrets or confidential business information of Buyer, the provisions of any applicable confidentiality obligations among the parties shall control. After the expiration of record-keeping requirements established by Law that are covered by this Section 5.4, Seller shall remove the Records from the premises occupied by Buyer.

5.5 Audit Rights. For a period of four years following the Closing, for the sole purpose of ensuring Rubicon and Buyer’s compliance with this Agreement, Rubicon and Buyer shall (a) afford Seller and its Representatives full and free access to and the right to inspect all of the books and records, contracts and other documents and data related to the Business or Purchased Assets; (b) furnish Seller and its Representatives with such financial, operating and other data and information related to the Business as Seller or any of its Representatives may reasonably request; and (c) instruct the Representatives of Buyer to cooperate with Seller in its investigation of the Business. Any investigation pursuant to this Section 5.5 shall be limited to information relating to the revenue of the Business or whether the Business has been sold and the terms and conditions of such sale, and shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Rubicon or Buyer. No investigation by Seller or other information received by Seller shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement. All information received by Seller or its Representatives pursuant to this Section 5.5 shall be subject to the restrictions in Section 5.1.

5.6 Short Dated Pharmaceutical Inventory. Notwithstanding any restrictions in this Agreement or the Transaction Documents to the contrary, Seller shall have the right, following the Closing, to sell the Seller’s remaining Short Dated Pharmaceutical Inventory that exists as of the Closing Date. If Seller is unable to sell any amount of the Short Dated Pharmaceutical Inventory to a third party within 15 days following the Closing Date, Seller shall deliver such Short Dated Pharmaceutical Inventory to Buyer.

5.7 Removal of Excluded Assets. On or before May 31, 2019, Seller shall remove or caused to be removed materially all of the tangible Excluded Assets that are located on the Leased Premises. During such time between the Closing and May 31, 2019, Buyer shall provide Seller and its agents and representatives with reasonable access to the Leased Premises to remove any remaining tangible Excluded Assets, provided that such removal activities by the Seller or its agents and representatives shall be conducted during normal business hours and shall not be conducted in such a manner as to interfere unreasonably with the normal operations and business of Buyer.

ARTICLE VI.

INDEMNIFICATION

6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 3 years from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend Buyer (the “Buyer Indemnitees”) against, and shall hold Buyer harmless from and against, and shall pay and reimburse Buyer for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b) any Excluded Asset or any Excluded Liability;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; and/or

(d) the Cardinal Liens.

6.3 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend Seller (the “Seller Indemnitees”) against, and shall hold Seller harmless from and against, and shall pay and reimburse Seller for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement

(b) any Assumed Liability; and/or

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

In addition to the requirements set forth in this Section 6.3, Buyer and Rubicon shall jointly and severally indemnify Seller for Buyer and Rubicon’s obligations to pay the Purchase Price under Section 2.5 herein.

6.4 Certain Limitations. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.2(a) or Section 6.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) or Section 6.3(a) exceeds $10,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all Losses, including the amount of the Deductible; provided, however, that notwithstanding the foregoing, the Deductible shall not apply with respect to Losses caused by the fraud, criminal activity or willful misconduct by or of a party hereto (collectively, “Fraud”).

(b) The aggregate amount of all Losses for which Seller shall be liable pursuant to Article VI, and the aggregate amount of all Losses for which Buyer shall be liable pursuant to Article VI, respectively, shall not exceed the Purchase Price; provided, however, that notwithstanding the foregoing, the limitation in this Section 6.4(b) shall not apply with respect to Losses caused by Fraud.

(c) Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Each Indemnified Party shall take, and cause its Affiliates and Representatives to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

6.5 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate or Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that, should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.8 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.8 or elsewhere in this Agreement shall limit any Person’s rights to seek relief in respect of Fraud.

ARTICLE VII.
MISCELLANEOUS

7.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses as set forth on the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2).

7.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (w) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and the Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (z) to the “parties” mean Buyer and Seller as applicable. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

7.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Seller may freely assign its rights under this Agreement and the Transaction Documents. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.8 No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(c).

7.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:

WELLFOUNT, CORPORATION

By.	/s/ Eric Orme
Name:	Eric Orme
Title:	Chief Executive Officer

Notice to Seller:	Wellfount, Corporation
5751 W. 73’ St.
Indianapolis, IN 46278
E-mail: eorme@wellfount.com
Attention: Eric Orme

with a copy to:	Taft, Stettinius & Hollister, LLC
One Indiana Square, Suite 3500
Indianapolis, IN 46204
E-mail: jkirk@taftlaw.com
Attention: Jeff Kirk

Signature Page to Wellfount, Corporation Asset Purchase Agreement

BUYER:

RUBICON DTP LLC

By:
Name:	Timothy Brog
Title:	Chief Executive Officer

Notice to Buyer:	Rubicon DTP, LLC
5751 W 73rd Street
Indianapolis, IN 46278
E-mail: dburand@wellfount.com
Attention: Dave Burand

with a copy to:	900 East Green St.
Bensenville, IL 60106
E-mail: Tbrog@rubicontechnology.com
Attention: Timothy Brog

RUBICON:

RUBICON TECHNOLOGY, INC.

By:
Name:	Timothy Brog
Title:	Chief Executive Officer

Notice to Buyer:	Rubicon Technology, Inc.
900 East Green St.
Bensenville, IL 60106
E-mail: Tbrog@rubicontechnology.com
Attention: Timothy Brog

with a copy to:	Dave Burand
5751 W 73rd Street
Indianapolis, IN 46278
E-mail: dburand@wellfount.com
Attention: Dave Burand

Signature Page to Wellfount, Corporation Asset Purchase Agreement

EXHIBIT A
DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(a)(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Wilmington, Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 6.2.

“Cardinal Liens” means any and all Liens on Seller’s assets, including the Purchased Assets that secure Seller’s obligations under that certain Prime Vendor Agreement by and between Seller, Cardinal Health 110, LLC and Cardinal Health 411, Inc., dated June 1, 2014 and as extended by the First Amendment to the Prime Vendor Agreement, dated effective October 1, 2015, and as amended by the Second Amendment to the Prime Vendor Agreement, dated effective April 1, 2016 and any other related agreements.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.1.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, to which Seller is a party, or by which Seller, the Business or the Purchased Assets are bound.

“Deductible” has the meaning set forth in Section 6.4(a).

“Direct Claim” has the meaning set forth in Section 6.5(c).

“Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, cafeteria plan benefits, pension benefits, bonuses (including any bonuses linked to a change of control), retention arrangements, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“First Earn Out Period” has the meaning set forth in Section 2.5(b).

“Fraud” has the meaning set forth in Section 6.4(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” shall mean with respect to any Person, at any date of determination, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capital lease obligations, (f) all bonds (e.g., performance and suretyship), (g) all other obligations of such Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (h) all indebtedness of any other Person of the type referred to in clauses (a) to (g) above directly or indirectly guaranteed by such first Person or secured by any assets of such first Person, whether or not such Indebtedness has been assumed by such first Person.

“Indemnified Party” means the party making a claim under ARTICLE VI.

“Indemnifying Party” means the party against whom a claim under ARTICLE VI is being asserted.

“Intellectual Property” shall mean any or all of the following and all right, title and interest therein: (a) Software; (b) names, corporate names, domain names, fictitious names, trademarks, trademark applications, service marks, service mark applications, trade names, brand names, product names and slogans, and goodwill associated with any of the foregoing; (c) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential or proprietary information, know-how, product rights, technology, technical data, models, algorithms, tools, business process methodologies and all documentation relating to any of the foregoing; (d) patents, and patent applications, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (e) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (f) websites, social media accounts and all content thereon and designs related thereto; (g) databases and data collections (including any normative data and any normative databases) and all rights therein; (h) moral and economic rights of authors and inventors, however denominated; (i) similar or equivalent rights to any of the foregoing and other intangible assets or any nature; and (j) goodwill and claims of infringement and misappropriation against third parties.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liens” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Long Dated Pharmaceutical Inventory” means any and all of Seller’s inventory related to the Business that does not qualify as Short Dated Pharmaceutical Inventory.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the value of the Purchased Assets.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Records” has the meaning set forth in Section 5.4.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Second Earn Out Period” has the meaning set forth in Section 2.5(c).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 6.3.

“Short Dated Pharmaceutical Inventory” means all of Seller’s inventory related to the Business that will expire in 90 days or less as of the Closing date.

“Tax” or “Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property, abandoned property or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax (whether or not disputed), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any lability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.5(a).

“Total Revenue” means the gross sales made by Buyer to customers in the normal course of business.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property Assignment and the other agreements, certificates, instruments and documents required to be delivered pursuant to this Agreement.

EXHIBIT B

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

BILL OF SALE – ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE – ASSIGNMENT AND ASSUMPTION AGREEMENT is dated May ___, 2019, by and among Wellfount, Corporation, a Delaware corporation (“Assignor”) and Rubicon DTP LLC, a Delaware limited liability company (the “Assignee”).

WHEREAS, the Assignor and the Assignee are parties to that certain Asset Purchase Agreement, dated as of the date hereof, by and among the Assignor, the Assignee, and Rubicon Technology, Inc., a Delaware corporation (the “Agreement”); and

WHEREAS, the Agreement contemplates that the Assignor will sell, assign, transfer, convey, contribute and deliver to the Assignee all of the Assignor’s right, title, and interest in, to, and under, the Purchased Assets, and that the Assignee will assume and agree to pay, perform and discharge all of the Assumed Liabilities, all in accordance with the terms and conditions of the Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings assigned to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment of Purchased Assets. The Assignor, as provided in the Agreement, for good and valuable consideration received from the Assignee, hereby absolutely and unconditionally sells, assigns, transfers, conveys, contributes, grants, bargains, sets over, releases, delivers, and confirms unto the Assignee, its successors and its assigns, forever, the Assignor’s entire right, title, and interest in, to, and under all of the Purchased Assets wherever located, to have and to hold forever.

2. Assumption. The Assignee, as provided in the Agreement, hereby absolutely and unconditionally covenants and agrees with the Assignor to assume, discharge, keep, pay, and perform when due, all of, but only, the Assumed Liabilities. The Assignee assumes no Excluded Liabilities and the parties hereto agree that all Excluded Liabilities shall remain the sole responsibility of the Assignor, as set forth in the Agreement.

3. Terms of the Asset Purchase Agreement. This Bill of Sale – Assignment and Assumption Agreement is not intended to, and does not in any manner enhance, diminish or otherwise modify the rights and obligations of the parties under the Agreement. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern. This Bill of Sale – Assignment and Assumption Agreement may not be changed, modified, discharged or terminated orally in any manner other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.

4. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated herein.

5. Successors and Assigns. This Bill of Sale – Assignment and Assumption Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto and their respective successors and assigns.

6. Notices. All notices, consents, waivers and other communications required or permitted by this Bill of Sale – Assignment and Assumption Agreement shall be delivered via electronic mail and in writing and shall be deemed given to a party when (a) delivered to the appropriate party address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by electronic mail; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses set forth on the signature pages hereto, and marked to the attention of the Person (by name or title) designated below (or to such other address or Person as a party may designate by notice to the other parties).

7. Assignment. This Bill of Sale – Assignment and Assumption Agreement may not be assigned by the Assignor, by operation of law or otherwise by a party hereto, without the prior written consent of the Assignee. The provisions of this Bill of Sale – Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective beneficiaries, heirs, successors and permitted assigns.

8. Governing Law. This Bill of Sale – Assignment and Assumption Agreement shall be governed by the laws of the state of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

9. Counterparts; Facsimile Signature. This Bill of Sale – Assignment and Assumption Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of this Bill of Sale – Assignment and Assumption Agreement and all documents contemplated herein may be delivered via facsimile or other legible electronic means, and such electronic copies shall be as valid as the originals.

10. Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware for the purposes of any action arising out of this Bill of Sale – Assignment and Assumption Agreement and agrees to commence any such action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 7 hereof shall be effective service of process for any such action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Bill of Sale – Assignment and Assumption Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS BILL OF SALE – ASSIGNMENT AND ASSUMPTION AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

[The remainder of this page has been left blank intentionally]

IN WITNESS WHEREOF, this Bill of Sale – Assignment and Assumption Agreement has been duly executed and delivered by a duly authorized officer of each of the parties hereto as of the date first above written.

ASSIGNOR:

WELLFOUNT, CORPORATION

By:
Name:	Eric Orme
Title:	Chief Executive Officer

Notice to Seller:	Wellfount, Corporation
5751 W. 73rd St.
Indianapolis, IN 46278
E-mail: eorme@wellfount.com
Attention: Eric Orme

with a copy to:	Taft, Stettinius & Hollister, LLC
One Indiana Square, Suite 3500 Indianapolis, IN 46204
E-mail: jkirk@taftlaw.com
Attention: Jeff Kirk

[Signature Page to Bill of Sale – Assignment and Assumption Agreement]

ASSIGNEE:

RUBICON DTP LLC

By:
Name:
Title:

Notice to Buyer:

E-mail:
Attention:

with a copy to:

E-mail:
Attention:

[Signature Page to Bill of Sale – Assignment and Assumption Agreement]

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

See attached.

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Trademark Assignment”) is effective as of May ___, 2019 and is between Wellfount, Corporation, a Delaware corporation (the “Assignor”) and Rubicon DTP, LLC, a Delaware limited liability company (the “Assignee”).

RECITALS

A. The Assignor is the owner of the trademarks set forth on Schedule A hereto, together with the goodwill of the business associated therewith (collectively referred to as the “Marks”);

B. Pursuant to the terms of that certain Asset Purchase Agreement dated as of the date hereof by and among the Assignor, the Assignee and certain other parties thereto (the “Purchase Agreement”), the Assignor has agreed to transfer all of its right, title and interest in and to the Marks to the Assignee;

C. In connection with the Purchase Agreement, the Assignor has agreed to transfer substantially all of the assets of the business to which the Marks relate, and that such business is ongoing; and

D. The Assignor desires to assign all of its right, title and interest in and to the Marks to the Assignee and the Assignee desires to acquire the Marks.

AGREEMENTS

For the good and valuable consideration set forth in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1. The Assignor does hereby sell, assign, transfer, covey and deliver to the Assignee, its successors and permitted assigns, all of the Assignor’s right, title and interest, in and to the Marks, and all of the goodwill of the business associated with the Marks, together with that portion of Assignor’s business to which the Marks pertain, and all registrations and pending applications for the Marks, any renewals of the registrations, in all countries throughout the world, for the Assignee’s own use and enjoyment, and for the use and enjoyment of the Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by the Assignor if this Trademark Assignment had not been made together with all causes of action for any and all previously occurring infringement of the rights being assigned and the right to receive and retain the proceeds relating to those infringements.

2. The Assignor hereby requests the Commissioner for Trademarks at the United States Patent and Trademark Office (the “Commissioner”), as well as his or her counterparts at the corresponding entities or agencies in any country or jurisdiction that may exercise authority over any of the Marks, to issue any and all trademark registrations resulting from applications among the Marks or derived therefrom to the Assignee as assignee of the entire interest therein.

3. This Trademark Assignment is in all respects subject to the provisions of the Purchase Agreement and is not intended in any way to supersede, limit, qualify or expand any provision of the Purchase Agreement.

4. Upon reasonable request by the Assignee, the Assignor will execute further papers (including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney or other documentation) and to do such other acts as may be necessary or reasonably requested by the Assignee. Assignor hereby authorizes Assignee, and does hereby make, constitute and appoint Assignee, and its officers, agents, successors and assigns with full power of substitution as the Assignor’s true and lawful attorney-in-fact, with power, in Assignee’s own name or the name of Assignor, to execute any such further papers.

5. This Trademark Assignment may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

6. This Trademark Assignment shall be governed by and construed in accordance with the domestic laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

7. No amendment of any provision of this Trademark Assignment shall be valid unless the same shall be in writing and signed by the Assignor and the Assignee. No waiver by any party of any provision of this Trademark Assignment or any default or breach of covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party against whom the waiver is to be effective nor shall such waiver be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8. This Trademark Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

*          *          *

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Trademark Assignment to be executed as of the date first set forth above.

ASSIGNOR:		ASSIGNEE:

Wellfount, Corporation		Rubicon DTP, LLC

By:		By:
Name:	Eric Orme	Name:
Its:	Chief Executive Officer	Its:

Address for Notices:	Address for Notices:

Wellfount, Corporation
Attn: Eric Orme
5751 W. 73rd St.
Indianapolis, IN 46278	Email:
Email: eorme@wellfount.com

with a copy to:	With a copy to:

Taft, Stettinius & Hollister, LLC
One Indiana Square, Suite 3500
Indianapolis, IN 46204
E-mail: jkirk@taftlaw.com	Email:
Attention: Jeff Kirk

Schedule A

Mark	Serial No.	Application Date	Status
CONNECT-TED	87221347	Oct. 31, 2016	Notice of Allowance Granted
DELIVER-TED	87221357	Oct. 31, 2016	Notice of Allowance Granted

EXHIBIT D

NON-COMPETITION AGREEMENT

See attached.

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “Agreement”) is made, executed and entered into effective as of May__, 2019 (the “Effective Date”), by and between Eric Orme, an Indiana resident (“Orme”), and Rubicon DTP, LLC, a Delaware limited liability company (“Rubicon”) (collectively referred to herein as “Parties” and individually as a “Party”).

Whereas, Rubicon is purchasing certain assets from Wellfount, Corporation, a Delaware corporation (“Wellfount”), pursuant to an Asset Purchase Agreement dated on even date herewith (“Purchase Agreement”);

Whereas, Orme is the Chief Executive Officer of Wellfount;

Whereas, the Purchase Agreement obligates Wellfount to cause Orme to execute and deliver this Agreement to Rubicon, and Rubicon would be unwilling to consummate the Purchase Agreement without this Agreement being executed and delivered; and

Whereas, all capitalized terms herein shall have the same meaning as defined in the Purchase Agreement.

NOW, THEREFORE, as a material inducement to Rubicon to purchase the assets of Wellfount as provided in the Purchase Agreement, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Non-Solicitation. For a period of three (3) years from the Effective Date, Orme agrees not to directly, indirectly, or in any manner, in any capacity, whether as an employee, owner, consultant, agent, volunteer or otherwise, solicit the discharge medication and direct to patient pharmacy services business of any of Rubicon’s customers.

2. Non-Compete. For a period of three (3) years from the Effective Date, Orme agrees not to directly, indirectly, or in any manner own, operate, or assist, in any capacity, whether as an employee, owner, consultant, agent, volunteer or otherwise, any discharge medication program or direct to patient pharmacy services to any long-term care facility or assisted living facility.

3. Reduction in Effects of Agreement. If any of the provisions or covenants contained in this Agreement are hereafter construed by any tribunal of appropriate jurisdiction to be invalid or unenforceable, in any jurisdiction, the same shall not affect the remainder of the provisions of this Agreement or the enforceability of such remainder of the provisions of this Agreement, or the enforceability of the entirety of this Agreement in any other jurisdiction. If any of the provisions or covenants contained in this Agreement are held to be unenforceable, in any jurisdiction, because of the duration or geographical scope thereof, then the Parties agree that the tribunal making such determination shall reduce the duration or geographical scope of such provision or covenant, and that, in its reduced form, such provision or covenant shall be enforceable; provided, that the determination of such tribunal shall not affect the enforceability of any provisions of this Agreement in any other jurisdiction.

4. Indiana Law. This Agreement constitutes an Indiana contract and shall be construed and enforced in accordance with the laws of the State of Indiana.

5. Venue and Jurisdiction. The Parties to this Agreement consent and agree that the exclusive venue and jurisdiction for all legal proceedings with respect to this Agreement and the enforcement of this Agreement shall be in the courts located in Marion County, Indiana. Any judgment of such court shall automatically be enforceable in any other state or jurisdiction.

6. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any of the provisions of this Agreement, except by way of a written instrument of the Party charged with such waiver or estoppel. No such written waiver or document providing such estoppel shall be deemed to be a continuing waiver or to provide a continuing estoppel against the enforcement of any of the provisions of this Agreement unless so stated in the written document. Any such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other act other than as specifically waived in writing by the document containing the waiver.

7. Adequate Consideration. Orme acknowledges that he has fully read this Agreement and fully understands this Agreement and its implications and has had this Agreement and all of its implications explained to him by an attorney selected by him. Orme further agrees that the payment of the Purchase Price provided for by the Purchase Agreement, provides more than fair and adequate consideration for the agreements made by him by way of this Agreement.

8. No Compulsion. Orme acknowledges, understands and agrees that he is under no compulsion to enter into this Agreement but that Rubicon would be unwilling to pay the Purchase Price provided for by the Purchase Agreement in the absence of this Agreement.

9. Attorney’s Fees. If either Party to this Agreement shall seek to enforce, by legal or equitable proceedings, against the other Party to this Agreement, this Agreement or any rights, duties or obligations arising under this Agreement, or any claim for damages for breach of this Agreement, then the prevailing Party in such proceedings (whether such prevailing Party is the plaintiff or defendant and whether such Party prevails in full or substantially as to the relief sought or opposed by such Party) shall recover from the other Party to such proceedings, in addition to all other sums and remedies to which such prevailing Party would otherwise be entitled, all of such prevailing Party’s reasonable costs, expenses and attorney’s fees incurred in such proceedings and in the preparation for and bringing of and in the defense or prosecution of such proceedings, and shall have judgment therefor in addition to judgment for all other sums and remedies to which such prevailing Party would otherwise be entitled.

10. Specifically Enforceable. Orme acknowledges that a breach or threatened breach by him of this Agreement or any of the provisions of this Agreement will result in or could result in substantial and continuing injury to Rubicon, for which there would be no adequate remedy at law, and that the damages that would result from a failure by him or threatened failure by him to comply with any of the provisions of this Agreement would be substantial, but that the amount of such damages might be difficult, if not impossible, to ascertain. Therefore, Orme agrees that if he fails to comply with, or threatens to fail to comply with any of the provisions of this Agreement, then Rubicon shall be entitled to such injunctive and other relief, including temporary restraining orders and preliminary injunctions, all without the necessity of posting a bond, as may be necessary or appropriate to cause Orme to comply with the provisions of this Agreement. Such injunctive relief shall be in addition to any right to damages to which Rubicon would be entitled.

11. Expiration at End of Restricted Term/Extension of Restricted Term. All of the restrictions and obligations imposed upon Orme pursuant to paragraph 1 or paragraph 2 of this Agreement shall expire three (3) years from the Effective Date, without the need for any action by any party to this Agreement or any third party; provided, however, if Orme shall breach or threaten to breach any of the provisions of either paragraph 1 or paragraph 2 of this Agreement, then the period of time binding Orme under this Agreement shall be tolled from the commencement of such breach or threatened breach until cured by Orme.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date hereinabove set forth.

RUBICON:	ORME:

Rubicon DTP, LLC

By:
Name:	Eric Orme
Title:

D-5